Exhibit 99.1

NEWS RELEASE

Gray Announces Third Quarter Financial Results, Additional Cost Containment Initiatives,

Approximately $500 Million of Full-Year 2024 Political Ad Revenue and Projected $500 Million Full-Year 2024 Net Debt Reduction

Atlanta, Georgia – November 8, 2024. . . Gray Television, Inc. (“Gray,” “Gray Media,” “we,” “us” or “our”) (NYSE: GTN) today announced a strong third quarter ended September 30, 2024. Gray also projected full-year 2024 political advertising revenue of $500 million, as well as full-year 2024 Net Debt reduction of $500 million.

Summary of Third Quarter Results

Operating Highlights:

●	Total revenue in the third quarter of 2024 was $950 million, an increase of 18% from the third quarter of 2023.
●	Core advertising revenue in the third quarter of 2024 was $365 million, an increase of 1% from the third quarter of 2023.
●	Retransmission consent revenue in the third quarter of 2024 was $369 million, a decrease of 2% from the third quarter of 2023.
●	Political advertising revenue in the third quarter of 2024 was $173 million, an increase of 565% from the third quarter of 2023.
●

Total operating expenses (before depreciation, amortization and loss on disposal of assets) in the third quarter of 2024 was $617 million, which was 2% below the low end of our previously announced guidance for the quarter.

●	Net income attributable to common stockholders was $83 million in the third quarter of 2024, compared to a net loss attributable to common stockholders of $53 million in the third quarter of 2023.
●	Adjusted EBITDA was $338 million in the third quarter of 2024, an increase of 61% from the third quarter of 2023, due primarily to the cyclical increase in political advertising revenue.

Other Key Metrics:

●	Through September 30, 2024, we reduced the principal amount of our debt by $241 million in 2024 and expect full-year 2024 Net Debt reduction of approximately $500 million.
●

As of September 30, 2024, calculated as set forth in our Senior Credit Agreement, our First Lien Leverage Ratio and Leverage Ratio, which are net of $69 million of cash, were 3.00 to 1.00 and 5.67 to 1.00, respectively.

●	Currently, we have $674 million of borrowing availability under our undrawn Revolving Credit Facility.
●	Non-cash stock-based compensation was $5 million during each of the third quarters ended September 30, 2024 and 2023.

Financial Results and Expectations

Our results in the third quarter were largely in line with our guidance, with the exception of political advertising revenues, which, while strong, were slightly below our expectations. Our broadcast and corporate operating expenses were much lower than expectations.

Our total revenue and our Core advertising revenue were within our guidance range at $950 million and $365 million, respectively, with Core advertising revenue up 1% compared to the third quarter of 2023. Our local television stations in several Southeastern markets experienced reductions in Core and political advertising revenues during late September, due to their extensive, often round-the-clock and commercial-free coverage of Hurricane Helene to support those affected communities in the third quarter.

For the fourth quarter of 2024, we currently expect that Core advertising revenue will be down approximately 11% compared to the fourth quarter of 2023, due primarily to political advertising revenue displacement and the movement of SEC college football games in our Southeastern markets from the CBS Network to the ABC Network. In addition, the continuing impact of Hurricane Helene and the added impact of Hurricane Milton in the fourth quarter is expected to adversely impact Core advertising revenue in several of our Southeastern markets. We now anticipate Core advertising revenues within a range of $1.475 billion to $1.488 billion for full-year 2024, which is down approximately 3% from our earlier guidance of $1.525 billion and down approximately 2% compared to full-year 2023.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.graymedia.com

Our political advertising revenue in the third quarter of 2024 was $173 million, compared to the $190 million of political advertising revenue during the third quarter of 2020 that was recorded by our current television station portfolio. We anticipate that political advertising revenues for the fourth quarter of 2024 will be within a range of $248 million to $253 million, and for full-year 2024 within a range of $495 million to $500 million. Our political advertising revenue was impacted by fewer competitive non-presidential races in some of our markets during the second half of this year as well as the same significant factors affecting core advertising that are identified above.

Our retransmission consent revenue in the third quarter of 2024 was $369 million, which was within our guidance range. We currently expect retransmission consent revenues in the range of $355 million to $360 million for the fourth quarter of 2024 and, in a range of approximately $1.476 billion to $1.481 billion, for full-year 2024.

For the third quarter of 2024, our broadcasting operating expenses and corporate operating expenses were $14 million and $3 million below the low end of the expense guidance ranges, respectively. For full-year 2024, we currently expect broadcasting operating expenses and corporate operating expenses will be within the range of $2.324 billion to $2.334 billion, and $110 million to $115 million, respectively. These updated full-year expense estimates reflect significant decreases from the initial full-year guidance, provided in February of this year, of approximately $2.4 billion and $125 million, respectively. In addition, we currently anticipate capital expenditures for full-year 2024 of $135 million, which includes approximately $35 million, net of reimbursements, related to Assembly Atlanta. We expect additional reimbursements of approximately $18 million in the first quarter of 2025 related to 2024 capital expenditures at Assembly Atlanta.

Cost Containment Initiatives

Starting in August 2024, we began identifying and implementing various measures throughout the company that we expect will further reduce our operating expense run-rate by at least $60 million on an annualized basis. As part of our routine budgeting process, we are carefully evaluating our capital expenditure needs for 2025.

We have taken several steps to reduce personnel expenses in 2025. These steps include streamlining workflows at our television stations and other business units, closing certain unfilled positions for which we were recruiting, eliminating certain positions that will not be filled following normal attrition throughout the second half of this year, and, for the first time in many years, eliminating certain positions in a handful of television stations and certain business units. Importantly, despite these staffing changes, we will continue to produce local newscasts with local journalists and local meteorologists in all of our existing local news markets, including small markets.

In terms of non-operating expenses, we anticipate a significant amount of interest savings due to lower debt balances resulting from open market debt repurchases and debt paydowns that have already occurred, and we anticipate will continue on an ongoing basis. We also anticipate that our cash income tax payments, net of refunds, for full-year 2024 will be approximately $133 million, approximately $49 million less than estimated in August of this year, due in part to interest expense deductibility in connection with Gray’s real estate assets, driven primarily by our Assembly Atlanta development.

Debt Repurchases and Repayments

We continue to focus on improving our balance sheet. From January 1, 2024 through September 30, 2024, we have reduced our principal amount of debt outstanding by $241 million. During the third quarter of 2024, we:

●

Repurchased and retired $29 million of our outstanding 2027 Notes on the open market at an average price of approximately 92.1% of par value, thereby reducing the remaining par value of our 2027 Notes to $671 million;

●	Repaid all amounts outstanding under our Revolving Credit Facility; and
●	Repurchased and retired approximately $16 million of our outstanding 2021 Term Loan on the open market at an average price of approximately 90.8% of par value.

In addition to the amounts above, we have previously entered into agreements to further reduce our 2021 Term Loan by an additional $39 million at an average price of approximately 92.6% of par value, which transactions will close in November 2024. We anticipate that upon completion of all of the above transactions, the remaining 2021 Term Loan principal outstanding at par value will be $1.400 billion.

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 2 of 10

We project, including actions taken to date, a reduction of our Net Debt (also referred to herein as Adjusted Total Indebtedness) during the full-year 2024 of $500 million.

On November 7, 2024, our Board of Directors approved an increase in our debt repurchase authorization to repurchase additional debt in the open market, which replenished the previous authorization, bringing the total current authorization to $250 million. The extent of such repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program supersedes any previous repurchase authorization, does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

Taxes

●

During the nine-months ended September 30, 2024 and 2023, we made income tax payments, net of refunds, of $130 million and $43 million, respectively. During the fourth quarter of 2024, based on our current forecasts, we anticipate making income tax payments, net of refunds, of approximately $3 million.

●	As of September 30, 2024, we have an aggregate of $282 million of various state operating loss carryforwards, of which we expect that approximately $201 million will not be utilized.

Guidance for the Three Months and Twelve Months Ending December 31, 2024

Based on our current forecasts for the quarter ending December 31, 2024, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ended December 31, 2023, as well as certain currently anticipated full-year financial results. As always, guidance may change in the future based on several factors and therefore may not reflect actual results:

	Quarter Ending			Year Ending
	December 31,	December 31, 2024		December 31, 2024
	2023	(Guidance)		(Guidance)
	(Actual)	Low	High	Low	High
	(in millions)
Revenue (less agency commissions):
Core advertising	$415	$365	$378	$1,475	$1,488
Political	33	248	253	495	500
Retransmission consent	365	355	360	1,476	1,481
Production companies	32	38	39	106	107
Other	19	16	17	69	70
Total revenue	$864	$1,022	$1,047	$3,621	$3,646

Operating expenses (excluding depreciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$371	$374	$382	$1,388	$1,396
Network affiliation fees	232	230	231	931	932
Non-cash stock-based compensation	1	1	2	5	6
Total broadcasting expense	$604	$605	$615	$2,324	$2,334

Production companies	$27	$29	$30	$86	$87

Corporate and administrative:
Corporate expenses	$28	$26	$30	$93	$97
Non-cash stock-based compensation	5	4	5	17	18
Total corporate and administrative expense	$33	$30	$35	$110	$115

Year Ending
December 31,
2024
Estimated supplemental information (in millions):	(Guidance)
Interest expense, excluding amortization of deferred financing costs	$470
Amortization of deferred financing costs	$14
Preferred stock dividends	$52
Common stock dividends	$32
Total capital expenditures, excluding Assembly Atlanta	$100
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements	$35
Income tax payments, net of refunds	$133

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 3 of 10

Selected Operating Data (Unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2024 to		2024 to
	2024	2023	2023	2022	2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$365	$363	1%	$359	2%
Political	173	26	565%	144	20%
Retransmission consent	369	378	(2)%	368	0%
Other	17	16	6%	18	(6)%
Total broadcasting revenue	924	783	18%	889	4%
Production companies	26	20	30%	20	30%
Total revenue	$950	$803	18%	$909	5%

Operating expenses (1):
Broadcasting:
Station expenses	$336	$322	4%	$309	9%
Retransmission expense	234	234	0%	226	4%
Transaction Related Expenses	-	-	0%	1	(100)%
Non-cash stock-based compensation	1	1	0%	1	0%
Total broadcasting expense	$571	$557	3%	$537	6%

Production companies	$22	$18	22%	$16	38%

Corporate and administrative:
Corporate expenses	$20	$19	5%	$22	(9)%
Non-cash stock-based compensation	4	4	0%	5	(20)%
Total corporate and administrative expense	$24	$23	4%	$27	(11)%

Net income (loss)	$96	$(40)	340%	$108	(11)%

Adjusted EBITDA	$338	$210	61%	$335	1%

	Nine Months Ended September 30,
			% Change		% Change
			2024 to		2024 to
	2024	2023	2023	2022	2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$1,110	$1,099	1%	$1,090	2%
Political	247	46	437%	260	(5)%
Retransmission consent	1,121	1,167	(4)%	1,143	(2)%
Other	53	51	4%	55	(4)%
Total broadcasting revenue	2,531	2,363	7%	2,548	(1)%
Production companies	68	54	26%	56	21%
Total revenue	$2,599	$2,417	8%	$2,604	0%

Operating expenses (1):
Broadcasting
Station expenses	$1,014	$955	6%	$909	12%
Retransmission expense	701	705	(1)%	678	3%
Transaction Related Expenses	-	-	0%	5	(100)%
Non-cash stock-based compensation	4	4	0%	3	33%
Total broadcasting expense	$1,719	$1,664	3%	$1,595	8%

Production companies	$57	$88	(35)%	$56	2%

Corporate and administrative:
Corporate expenses	$67	$68	(1)%	$65	3%
Transaction Related Expenses	-	-	0%	1	(100)%
Non-cash stock-based compensation	13	11	18%	14	(7)%
Total corporate and administrative expense	$80	$79	1%	$80	0%

Net income (loss)	$206	$(67)	407%	$269	(23)%

Adjusted EBITDA	$760	$600	27%	$890	(15)%

(1)	Excludes depreciation, amortization, impairment and (gain) loss on disposal of assets.

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 4 of 10

Detail Table of Operating Results (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2024	2023	2024	2023
	(in millions, except for per share information)
Revenue (less agency commissions):
Broadcasting	$924	$783	$2,531	$2,363
Production companies	26	20	68	54
Total revenue (less agency commissions)	950	803	2,599	2,417
Operating expenses before depreciation, amortization, impairment and (gain) loss on disposal of assets, net:
Broadcasting	571	557	1,719	1,664
Production companies	22	18	57	88
Corporate and administrative	24	23	80	79
Depreciation	36	36	108	106
Amortization of intangible assets	31	48	94	147
Impairment of goodwill and other intangible assets	-	43	-	43
Loss (gain) on disposal of assets, net	16	(6)	15	20
Operating expenses	700	719	2,073	2,147
Operating income	250	84	526	270
Other income (expense):
Miscellaneous income (expense), net	2	(10)	114	(13)
Interest expense	(130)	(111)	(363)	(324)
Gain (loss) from early extinguishment of debt	6	-	(1)	(3)
Income (loss) before income taxes	128	(37)	276	(70)
Income tax expense (benefit)	32	3	70	(3)
Net income (loss)	96	(40)	206	(67)
Preferred stock dividends	13	13	39	39
Net income (loss) attributable to common stockholders	$83	$(53)	$167	$(106)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.87	$(0.57)	$1.76	$(1.15)
Weighted-average shares outstanding	95	93	95	92

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.86	$(0.57)	$1.74	$(1.15)
Weighted-average shares outstanding	97	93	96	92

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 5 of 10

Other Financial Data (Unaudited)

	Nine Months Ended September 30,
	2024	2023
	(in millions)

Net cash provided by operating activities	$383	$565
Net cash provided by (used in) investing activities	10	(259)
Net cash used in financing activities	(345)	(346)
Net increase (decrease) in cash	$48	$(40)

	As of
	September 30, 2024	December 31, 2023
	(in millions)

Cash	$69	$21
Long-term debt, including current portion, less deferred financing costs	$5,893	$6,160
Series A Perpetual Preferred Stock	$650	$650
Borrowing availability under Revolving Credit Facility	$674	$494

The Company

We are a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 36 percent of US television households. The portfolio includes 77 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 43 markets totaling nearly 1.5 million Hispanic TV households. We also own Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. Gray also owns a majority interest in Swirl Films.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include: estimates of future revenue, future expenses, future capital expenditures, future income tax payments, future workforce reductions and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.graymedia.com. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 6 of 10

Conference Call Information:

We will host a conference call to discuss our third quarter operating results on November 8, 2024. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 285-6670. The call will be webcast live and available for replay at www.graymedia.com. The taped replay of the conference call will be available at 1 (888) 556-3470, Confirmation Code: 898476# until December 8, 2024.

Gray Contacts

Web site: www.graymedia.com

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, (404) 266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, (334) 206-1400

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, (404) 504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, (404) 266-8333

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 7 of 10

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition to results prepared in accordance with GAAP, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on October 1, 2022. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness” or “Net Debt”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” in each case net of all cash, represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 8 of 10

Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	September 30,
	2024	2023	2022
	(in millions)
Net income (loss)	$96	$(40)	$108
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	36	36	33
Amortization of intangible assets	31	48	52
Non-cash stock-based compensation	5	5	6
Loss (gain) on disposal of assets, net	16	(6)	(1)
Miscellaneous (income) expense, net	(2)	10	1
Impairment of goodwill and other intangible assets	-	43	-
Interest expense	130	111	94
Gain from early extinguishment of debt	(6)	-	-
Income tax expense	32	3	42
Adjusted EBITDA	$338	$210	$335

Supplemental Information:
Contributions to pension plan	$-	$4	$4
Amortization of deferred loan costs	4	3	4
Preferred stock dividends	13	13	13
Common stock dividends	8	8	7
Purchases of property and equipment (1)	23	33	52
Reimbursements of property and equipment purchases	-	-	2
Income taxes paid, net of refunds	45	19	9

(1)	Excludes $17 million, $42 million and $87 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.

	Nine Months Ended
	September 30,
	2024	2023	2022
	(in millions)
Net income (loss)	$206	$(67)	$269
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	108	106	96
Amortization of intangible assets	94	147	156
Non-cash stock-based compensation	17	14	17
Loss (gain) on disposal of assets, net	15	20	(6)
Miscellaneous (income) expense, net	(114)	13	3
Impairment of goodwill and other intangible assets	-	43	-
Interest expense	363	324	254
Loss from early extinguishment of debt	1	3	-
Income tax expense (benefit)	70	(3)	101
Adjusted EBITDA	$760	$600	$890

Supplemental Information:
Pension benefit	$-	$1	$2
Contribution to pension plan	-	4	4
Amortization of deferred loan costs	11	10	12
Preferred stock dividends	39	39	39
Common stock dividends	24	22	23
Purchases of property and equipment (2)	64	78	119
Reimbursements of property and equipment purchases (3)	-	-	7
Income taxes paid, net of refunds	130	43	128

(2)	Excludes $39 million, $210 million and $179 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.
(3)	Excludes $6 million and $38 million related to the Assembly Atlanta project in 2024 and 2023, respectively.

Gray Television, Inc. Earnings Release for the three and nine-month periods ended September 30, 2024	Page 9 of 10

Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters Ended
September 30, 2024
(in millions)
Net income	$316
Adjustments to reconcile from net income to Leverage Ratio
Denominator as defined in our Senior Credit Agreement:
Depreciation	287
Amortization of intangible assets	339
Non-cash stock-based compensation	42
Common stock contributed to 401(k) plan	19
Loss on disposal of assets, net	39
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	903
Loss on early extinguishment of debt	4
Income tax expense	122
Impairment of investment	90
Amortization of program broadcast rights	69
Payments for program broadcast rights	(71)
Pension benefit	(5)
Contributions to pension plans	(4)
Adjustments for unrestricted subsidiaries	37
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(1)
Transaction Related Expenses	3
Other	3
Total eight quarters ended September 30, 2024	$2,082
Leverage Ratio Denominator (total eight quarters ended
September 30, 2024, divided by 2)	$1,041

September 30, 2024
(dollars in millions)

Total outstanding principal, including current portion	$5,969
Letters of credit outstanding	6
Cash	(69)
Adjusted Total Indebtedness	$5,906
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.67

Total outstanding principal secured by a first lien	$3,188
Cash	(69)
First Lien Adjusted Total Indebtedness	$3,119
First Lien Leverage Ratio (maximum permitted incurrence is 3.5 to 1.00) (1)	3.00

Total outstanding principal secured by a lien	$3,188
Cash	(69)
Secured Adjusted Total Indebtedness	$3,119
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00)	3.00

(1) At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.

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